Exhibit 99.1

LANTRONIX REPORTS FIRST QUARTER FISCAL 2008 RESULTS

IRVINE, Calif., November 8, 2007 -- Lantronix, Inc. (Nasdaq: LTRX), a leader in device networking and data center management technologies, today announced financial results for the fiscal quarter ended September 30, 2007.

Interim Chief Executive Officer and Chief Financial Officer Reagan Y. Sakai stated, “Our first quarter performance reflects the continued growth of our device networking business, offset by an expected decline in our legacy non-core business as we transition through its end-of-life cycle. While we have made tangible progress in penetrating the device networking market opportunity and are seeing pockets of success, we remain dissatisfied at the overall pace with which revenues have grown. Recent changes to the management structure have created an opportunity to refine the Company’s strategy, moving it from its traditional technology and engineering-driven focus that culminated in more than 20 new product launches during fiscal 2007, to a customer-centric focus that leverages our robust technology portfolio to create new revenue opportunities and to expand our existing revenue streams. As part of this, we intend to deploy and implement new marketing initiatives designed to bring us closer to our customers and partners that will align their success to our success. We have received positive customer and partner feedback to date and expect to strengthen our resources in this area going forward.”

Fiscal Quarter Ended September 30, 2007 Financial Results

For the fiscal quarter ended September 30, 2007, Lantronix reported net revenues of $13.1 million, a 4% increase compared to $12.5 million for the fiscal quarter ended September 30, 2006. Lantronix reported a net loss for the fiscal quarter ended September 30, 2007 of $(1.7) million, or $(0.03) per basic and diluted share, compared to a net loss of $(651,000), or $(0.01) per basic and diluted share, for the fiscal quarter ended September 30, 2006. Net loss for the fiscal quarter ended September 30, 2007 includes expenses totaling approximately $900,000 related to the departure of the Company's former president and chief executive officer and other former employees, expenses associated with the executive search for a permanent CEO, and $121,000 for a value added tax (VAT) liability in connection with a tax audit of a foreign subsidiary.

Device Enablement net revenues for the fiscal quarter ended September 30, 2007 increased 9% to $9.8 million, or 75% of total net revenues, compared to $9.0 million, or 72% of total net revenues, for the fiscal quarter ended September 30, 2006.

Device Management net revenues for the fiscal quarter ended September 30, 2007 increased 14% to $2.0 million, or 15% of total net revenues, compared to $1.7 million or 14% of total net revenues, for the fiscal quarter ended September 30, 2006.

Total Device Networking net revenues for the fiscal quarter ended September 30, 2007 increased 10% to $11.8 million, or 90% of total net revenues, compared to $10.7 million or 86% of total net revenues, for the fiscal quarter ended September 30, 2006.

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Non-Core net revenues for the fiscal quarter ended September 30, 2007 decreased 29% to $1.3 million, or 10% of total net revenues, compared to $1.8 million, or 14% of total net revenues, for the fiscal quarter ended September 30, 2006.

Gross profit margin was 49.3% for the fiscal quarter ended September 30, 2007, compared with 52.8% for the fiscal quarter ended September 30, 2006. The decrease in gross profit margin percent was attributable to an increase of certain inventory reserves in connection with a review of the Company’s product offerings as part of its effort to simplify the product portfolio by discontinuing slow-moving and non-strategic products.

Total operating expenses were $8.1 million for the fiscal quarter ended September 30, 2007 compared to $7.2 million for the fiscal quarter ended September 30, 2006.

Selling, general and administrative expense for the fiscal quarter ended September 30, 2007 increased 14% to $6.3 million from $5.5 million for the fiscal quarter ended September 30, 2006. Selling, general and administrative expense for the fiscal quarter ended September 30, 2007 included approximately $780,000 related to the departure of the Company's former president and chief executive officer and other former employees, expenses associated with the executive search for a permanent CEO, and $121,000 for a VAT liability in connection with a tax audit of a foreign subsidiary.

Research and development expense for the fiscal quarter ended September 30, 2007 increased 3% to $1.8 million from $1.7 million for the fiscal quarter ended September 30, 2006. Research and development expense for the fiscal quarter ended September 30, 2007 included approximately $120,000 related to the departure of a former employee.

Balance Sheet Highlights

At September 30, 2007, Lantronix had cash, cash equivalents and marketable securities of $7.2 million compared to $7.7 million at June 30, 2007. Working capital was $4.5 million at September 30, 2007, compared to $5.6 million at June 30, 2007.

Lantronix has not yet finalized its implementation of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, and Interpretation of FASB Statement No. 109” and, as such, certain adjustments may occur to accumulated deficit and other current liabilities when the Company files its Quarterly Report on Form 10-Q with the Securities and Exchange Commission for the fiscal quarter ended September 30, 2007.

“We believe that we stand on a firm foundation, both operationally and financially. Our balance sheet affords us the opportunity to refine our go-to-market strategy, which we believe will prove successful in the long run. Our customers and partners remain committed to our products and solutions and we remain committed to them,” concluded Mr. Sakai.

Conference Call and Webcast

Management will conduct a conference call with simultaneous webcast today at 5:00 p.m. Eastern time. Interim Chief Executive Officer and Chief Financial Officer Reagan Sakai will be on the call to discuss first quarter results and answer questions.

Interested parties may participate in the conference call by dialing 866-383-8003 (International dial-in 617-597-5330) and entering passcode 79840618. The live webcast of the conference call may be accessed by visiting About Us: Investor Relations: Presentations at the Lantronix web site at http://www.lantronix.com.

A telephonic replay of the conference call will be available through November 22, 2007 by dialing 888-286-8010 (international dial-in 617-801-6888) and entering passcode 66099555. The webcast will be archived on the Company's web site for twelve months.

About Lantronix
Lantronix, Inc. (Nasdaq: LTRX) is a leading innovator in device networking technology. The company specializes in wired and wireless hardware and software solutions which allow virtually any electronic product to be network-enabled in order to remotely access, monitor and control it over a network or the Internet. The Lantronix Device Network Architecture (DNA) includes Device Enablement solutions which provide a direct network connection to equipment and machines for remote monitoring and control, and Management and Control solutions which extend the ability to remotely manage IT equipment and literally thousands of networked devices, regardless of location, from a central point of access. Lantronix provides customizable technologies and solutions that  are used by original equipment manufacturer (OEMs) design engineers to network-enable their products, IT administrators to manage data center and network infrastructure, and systems integrators to provide complete, remote device management solutions for their customers. With nearly two decades of networking expertise and more than 30,000 customers worldwide, Lantronix solutions are used in every major vertical market including security, industrial and building automation, medical, transportation, retail/POS, financial, government, consumer electronics/appliances, IT/data center, and pro-AV/signage. The company’s headquarters are located in Irvine, California. For more information, visit www.lantronix.com.

This news release contains forward-looking statements, including statements concerning our business strategies, including planned marketing initiatives and business prospects, and the long-term success of our go-to-market strategy. These forward-looking statements are based on current management expectations and are subject to risks and uncertainties that could cause actual reported results and outcomes to differ materially from those expressed in the forward-looking statements. Factors that could cause our expectations and reported results vary, include, but are not limited to: final accounting adjustments and results; quarterly fluctuations in operating results; our ability to identify and profitably develop new products that will be attractive to its target markets, including products in our device networking business and the timing and success of new product introductions; changing market conditions and competitive landscape; government and industry standards; market acceptance of our products by our customers; pricing trends; actions by competitors; future revenues and margins; changes in the cost or availability of critical components; unusual or unexpected expenses; and cash usage including cash used for product development or strategic transactions; and other factors that may affect financial performance. For a more detailed discussion of these and other risks and uncertainties, see our SEC filings, including our Form 10-K for the fiscal year ended June 30, 2007. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Contacts:

Lantronix, Inc.
Reagan Y. Sakai, Interim CEO and CFO
(949) 453-3990

The Piacente Group
Investor Relations
Sanjay M. Hurry

(212) 481-2050
sanjay@tpg-ir.com

– Tables to Follow –

CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

	Three Months Ended
	September 30,
	2007	2006
	(In thousands, except per share data)
Net revenues (1)	$13,054	$12,514
Cost of revenues (2)	6,613	5,907
Gross profit	6,441	6,607
Operating expenses:
Selling, general and administrative	6,279	5,498
Research and development	1,768	1,718
Litigation settlement costs	-	15
Amortization of purchased intangible assets	18	18
Total operating expenses	8,065	7,249
Loss from operations	(1,624)	(642)
Interest income, net	(19)	6
Other expense, net	11	(3)
Loss before income taxes	(1,632)	(639)
Provision for income taxes	21	12
Net loss	$(1,653)	$(651)

Net loss per share (basic and diluted)	$(0.03)	$(0.01)

Weighted-average shares (basic and diluted)	59,943	59,262

(1) Includes net revenues from related party	$291	$279

(2) Includes amortization of purchased intangible assets	$5	$2

CONSOLIDATED UNAUDITED  BALANCE SHEETS

	September 30,	June 30,
	2007	2007
	(In thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$7,089	$7,582
Marketable securities	96	97
Accounts receivable, net	1,955	3,411
Inventories, net	10,453	10,981
Contract manufacturers' receivable	1,251	1,270
Prepaid expenses and other current assets	511	578
Total current assets	21,355	23,919

Property and equipment, net	2,101	1,911
Goodwill	9,488	9,488
Purchased intangible assets, net	462	485
Officer loans	130	129
Other assets	27	26
Total assets	$33,563	$35,958

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$8,638	$11,017
Accrued payroll and related expenses	2,209	1,993
Warranty reserve	373	446
Accrued settlements	1,068	1,068
Other current liabilities	4,536	3,808
Total current liabilities	16,824	18,332
Long-term liabilities	238	256
Long-term capital lease obligations	269	142

Commitments and contingencies

Stockholders' equity:
Common stock	6	6
Additional paid-in capital	185,540	184,953
Accumulated deficit	(169,826)	(168,173)
Accumulated other comprehensive income	512	442
Total stockholders' equity	16,232	17,228
Total liabilities and stockholders' equity	$33,563	$35,958

The Company has not yet finalized its implementation of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, and Interpretation of FASB Statement No. 109” and, as such, certain adjustments may occur to accumulated deficit and other current liabilities when the Company files its Quarterly Report on Form 10-Q with the Securities and Exchange Commission for the fiscal quarter ended September 30, 2007.

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